UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934
Date of Report (Date of earliest event reported)      September 12, 2005
ZAP

(Exact name of registrant as specified in its charter)

California	0-303000	94-3210624

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Fourth Street Santa Rosa, CA	95401

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code      (707) 525-8658
Not Applicable

(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1. Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement
     ZAP has entered into agreements (“Credit Facility”) on September 12, 2005 providing for a $425,000,000 revolving line of credit with Surge Capital II, LLC (“Surge”), as Administrative Agent and the initial lender. Pursuant to the Credit Facility, ZAP may borrow the cost of vehicles purchased from vendors approved by Surge provided that ZAP has entered into a contract for the sale of such vehicles to dealers and such dealers are approved in advance by Surge. The cost of vehicles includes the purchase price, costs of conversion to meet United States regulatory standards and shipping costs.
     The Credit Facility provides for different types of credit arrangements. Credit may be obtained for the purpose of purchasing vehicles either by Surge causing a bank to issue a letter of credit (letter of credit loan) to a ZAP vendor or making a direct loan to ZAP. Credit may also be obtained to cover the costs of shipment of vehicles and converting them to meet U.S. regulatory standards. Each of these financings incurs an interest charge equal to 2% of the principal amount for the first 30 days and thereafter at a Per Diem Rate of .067%. If Surge causes a bank to furnish a letter of credit to a vendor and the vendor draws on the letter of credit, the obligation to Surge is referred to as a “Conversion Loan” and the interest rate under the Conversion Loan equals the Per Diem Rate. Under the Credit Facility, ZAP also has the ability to borrow (“A/R Loans”) in respect of certain Eligible Accounts (as defined) at the Per Diem Rate.
     The Credit Facility contains limitations applicable to the financing arrangements. The aggregate principal amount of the outstanding Conversion Loans and A/R Loans shall not exceed the “Available Borrowing Base” which is 85% of the aggregate amount of all Eligible Accounts, less the sum of (i) reserves established by Surge, plus (ii) all then outstanding A/R Loans. Additionally, the aggregate amount outstanding under the letters of credit loans, the direct loans and loans for shipping and conversion cannot exceed 85% of the aggregate purchase price under dealer purchase orders.
     The stated term of the Credit Facility is one year, but may be extended upon agreement by the parties. However, ZAP may, at its option, voluntarily terminate the Credit Facility at any time upon ten (10) business days’ notice. In the event of such termination, ZAP is required to pay all outstanding obligations plus a prepayment fee. The prepayment fee would be equal to 3% of the total revolving line of credit amount and would be payable only if ZAP voluntarily elects to terminate the Credit Facility.
     The Credit Facility is secured by a first lien on substantially all of ZAP’s assets, including the bank accounts of ZAP. As a condition to the making of any loan by the lenders, ZAP is required to cause its dealers (i.e., the purchasers of the vehicles from ZAP) to deposit the full amount of the purchase price paid by them into a lockbox or depository account pledged as collateral security to the lenders and over which the lenders shall have control. After deducting interest payments and other expenses for which ZAP is responsible, Surge will remit the balance of the payments to ZAP.

     Unless Surge consents, the Credit Facility prohibits ZAP from merging into another entity or selling its assets except for sales of inventory in the ordinary course of business and pursuant to other limited exceptions. The Credit Facility contains other affirmative and negative covenants which ZAP believes are typical for a credit arrangement of this type.
     The Credit Facility also contains an enumeration of Events of Default. Upon the occurrence of an Event of Default, all outstanding obligations become due and the requirement of Surge to extend credit terminates. They include the death or resignation of either Gary Starr, Chairman of the Board, or Steven Schneider, Chief Executive Officer. They also include a “Change of Control” which is defined to mean the issuance by ZAP of securities which enables the purchaser to become the owner of securities providing for 50% or more of ZAP’s voting power and various other transactions which result in a change in 50% of ZAP’s voting power. ZAP believes that the other Events of Default are typical for transactions of this type.
     The above description of the material terms of the Credit Facility is not a complete statement of the parties’ rights and obligations with respect to the Credit Facility. The above statements are qualified in their entirety by reference to the Master Financing Agreement executed in connection with the Credit Facility, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.25.
Section 2. Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     See Item 1.01 above for a description of the Master Financing Agreement between ZAP and Surge Capital II, LLC.
Section 9. Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits

Exhibit
Number	Exhibit Title or Description
10.25	Master Financing Agreement dated as of September 12, 2005 between ZAP and Surge Capital II, LLC (and related agreements).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAP
Date: September 16, 2005	By:	/s/ Steven M. Schneider
Steven M. Schneider
Chief Executive Officer

ZAP
EXHIBIT INDEX

Exhibit No.	Exhibit Title or Description
10.25	Master Financing Agreement dated as of September 12, 2005 between ZAP and Surge Capital II, LLC (and related agreements).